Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our Independent Registered Public Accounting Firm’s Report dated April 22, 2008, covering the financial statements of Etelos, Inc. for the years ended December 31, 2007 and 2006, to be included in this Amendment No. 2 to the pre-effective registration statement on Form S-1/A to be filed with the Commission on approximately June 17, 2008.

We also consent to the reference to us as experts in matter of accounting and auditing in this Registration Statement.

/s/ Stonefield Josephson, Inc.
Stonefield Josephson, Inc.
Certified Public Accountants

San Francisco, California
June 17, 2008